Eastern Virginia Bankshares, Inc. Releases First Quarter 2015 Results

TAPPAHANNOCK, Va., April 24, 2015 /PRNewswire/ -- Eastern Virginia Bankshares, Inc. (NASDAQ: EVBS) (the "Company"), the one bank holding company of EVB (the "Bank"), reported today its results of operations for the three months ended March 31, 2015.

Performance Summary

	Three Months Ended March 31,
(dollars in thousands, except per share data)	2015	2014
Net income (1)	$ 1,609	$ 1,996
Net income available to common shareholders (1)	$ 1,389	$ 1,478
Basic income per common share	$ 0.11	$ 0.12
Diluted income per common share	$ 0.08	$ 0.09
Return on average assets (annualized)	0.48%	0.57%
Return on average common shareholders' equity (annualized)	5.63%	6.64%
Net interest margin (tax equivalent basis)(2)	4.00%	3.93%

(1) The difference between net income and net income available to common shareholders is the effective dividend to holders of the Company's Series A Preferred Stock.

(2) For more information on the calculation of net interest margin on a tax equivalent basis, see the average balance sheet and net interest margin analysis for the three month periods ended March 31, 2015 and 2014 contained in this release.

The Company's results for the three months ended March 31, 2015 were directly impacted by the acquisition and integration of Virginia Company Bank ("VCB"), which was effective November 14, 2014, including additional legal fees and integration costs of $219 thousand, and increased average loan and deposit balances during the first quarter of 2015 as compared to the same period in 2014. While the Company expects that it has recognized the majority of the expenses related to the acquisition and integration of VCB, the Company anticipates that additional legal and other transition expenses related to this acquisition will likely be incurred through the second quarter of 2015.

In announcing these results, Joe A. Shearin, President and Chief Executive Officer commented, "I am pleased with our Company's results for the first quarter of 2015 and the continued focus and execution of our strategic plans. Our overall asset quality remains very healthy and we continue to strengthen our balance sheet through the execution of our previously disclosed strategic initiatives. While net income declined during the first quarter of 2015 as compared to the first quarter of 2014, these results were directly impacted by current period legal and other transition expenses related to our November 2014 acquisition and subsequent integration of VCB. Excluding these expenses, our overall profitability for the first quarter of 2015 compared favorably to the fourth quarter of 2014. Despite a 14% increase in net interest income and a 7 basis point improvement in our net interest margin during the current period, loan growth came in lower than our expectations. Loan growth in our rural markets, primarily on the consumer side, remains weak while competition for commercial loans, especially in the Richmond and Tidewater markets, has been and we expect will continue to be intense given the historically low rate environment. Our competitors, both large and small, continue to pursue loan growth by relaxing their credit standards and offering very low, long term pricing. As a company we are committed to our long term success and enhancing shareholder value. We plan to deliver this by continuing to focus on building profitable relationships through quality growth all while maintaining our credit culture and pricing discipline. I remain very encouraged about the trends we began to see late in the first quarter, and given our current pipeline of loan opportunities, remain optimistic that this momentum will continue throughout the balance of 2015."

Shearin continued, "2015 is shaping up to be another very exciting year for our Company. We continue to implement strategies to strengthen our financial condition and increase profitability going forward. Earlier this year we announced the redemption of an additional $5.0 million of the Company's Series A Preferred Stock that was originally issued to the U.S. Treasury under TARP. This redemption, combined with our previous $10.0 million redemption in October 2014, eliminates $15.0 million of the original $24.0 million issuance, and significantly reduced a high cost source of capital. We successfully completed the data processing integration of VCB's systems into EVB's during late January, 2015, and we continue to focus our efforts on and expect to realize future cost savings and revenue enhancement opportunities from the VCB acquisition. In March 2015, we paid our first quarterly common stock dividend since 2010. This dividend was a reflection of the great progress we have made over the past few years in implementing our strategic plan and of the strength and financial stability of our Company. I am pleased to announce that the Board of Directors declared another cash dividend of $0.01 per share of common stock and Series B Preferred Stock payable on May 22, 2015 to shareholders of record as of May 8, 2015. Lastly, we recently announced the completion of a private placement of $20.0 million in aggregate principal amount of fixed-to-floating rate subordinated notes to institutional accredited investors. These subordinated notes, which qualify as Tier 2 capital for regulatory purposes, were assigned an investment grade rating of BBB- by Kroll Bond Rating Agency. Subject to regulatory approval, we plan to use a portion of the net proceeds from the subordinated notes to redeem the remaining $9.0 million of the Company's Series A Preferred Stock. In addition, the remaining proceeds from the subordinated notes will enhance the Company's overall financial flexibility and serve general corporate purposes, including supporting growth and potential acquisitions."

For the three months ended March 31, 2015, the following were significant factors in the Company's reported results:

  Increase in net interest income of $1.3 million from the same period in 2014, principally due to a $1.6 million increase in interest and fees on loans driven primarily by loans acquired through the acquisition of VCB, partially offset by a decrease in interest on investment securities;
  Net interest margin (tax equivalent basis) increased 7 basis points to 4.00% during the first quarter of 2015 as compared to 3.93% for the same period in 2014;
  Increase in salaries and employee benefits of $1.0 million from the same period in 2014, primarily due to increased staff levels and support positions associated with the addition of three branches through the acquisition of VCB;
  Operating results were impacted by accounting adjustments which were recorded in relation to the VCB acquisition.  As a result, yields on acquired loans increased and were partially offset by amortization of the core deposit intangible and the time deposit premium.  The net accretion attributable to these adjustments was $178 thousand;
  No provision for loan losses was recorded during the first quarter of 2015 compared to $250 thousand for the same period in 2014.  Net charge-offs increased to $363 thousand for the first quarter of 2015 from $111 thousand in the same period of 2014;
  Increase in nonperforming assets of $1.4 million from December 31, 2014 to March 31, 2015 due primarily to the Company placing several loans (primarily one to four family residential real estate) on nonaccrual status as a result of the continued deteriorating financial condition of the respective borrowers in the first quarter of 2015;
  Gain of $25 thousand on the sale of available for sale securities during the first quarter of 2015 compared to $380 thousand during the first quarter of 2014.  This decrease was primarily due to the sale of a portion of the Company's previously impaired agency preferred securities (FNMA & FHLMC) during the first quarter of 2014, and the Company did not generate comparable gains on sales of securities during 2015;
  Expenses related to FDIC insurance premiums declined to $172 thousand, compared to $332 thousand for the same period in 2014, as the Company faced lower FDIC insurance assessment rates following termination of its memorandum of understanding with its federal and state banking regulators (the "MOU");
  Other operating expenses increased $676 thousand during the first quarter of 2015 as compared to the same period in 2014 and were driven primarily by increased costs associated with outsourcing of the Bank's core information technology processing and increased marketing and advertising expenses, including expenses associated with the acquisition of VCB.  Additionally, other operating expenses during the first quarter of 2015 increased as compared to the same period in 2014 due to higher franchise taxes, postage, dues and subscriptions, consulting fees, legal expenses and core deposit intangible amortization expense; and
  Decrease in the effective dividend on preferred stock of $298 thousand from the same period in 2014.  This was primarily due to the redemption of 10,000 shares of the Company's Series A Preferred Stock on October 15, 2014 and the redemption of another 5,000 shares on January 15, 2015, partially offset by the dividend rate on the Series A Preferred Stock increasing from 5% to 9% in the first quarter of 2014.

Operations Analysis

The following table presents average balances of assets and liabilities, the average yields earned on such assets (on a tax equivalent basis) and rates paid on such liabilities, and the net interest margin for the three months ended March 31, 2015 and 2014.

Average Balance Sheet and Net Interest Margin Analysis
(dollars in thousands)

	Three Months Ended March 31,
		2015			2014
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate (1)	Balance	Expense	Rate (1)
Assets:
Securities
Taxable	$ 213,674	$ 1,202	2.28%	$ 241,088	$ 1,507	2.54%
Restricted securities	7,787	108	5.62%	7,237	102	5.72%
Tax exempt (2)	38,211	375	3.98%	30,269	306	4.10%
Total securities	259,672	1,685	2.63%	278,594	1,915	2.79%
Interest bearing deposits in other banks	6,966	4	0.23%	7,492	4	0.22%
Federal funds sold	277	-	0.00%	143	-	0.00%
Loans, net of unearned income (3)	817,046	10,191	5.06%	678,110	8,550	5.11%
Total earning assets	1,083,961	11,880	4.44%	964,339	10,469	4.40%
Less allowance for loan losses	(12,906)			(14,784)
Total non-earning assets	113,691			99,493
Total assets	$ 1,184,746			$ 1,049,048

Liabilities & Shareholders' Equity:
Interest-bearing deposits
Checking	$ 281,337	$ 254	0.37%	$ 257,179	$ 228	0.36%
Savings	91,325	30	0.13%	90,185	30	0.13%
Money market savings	165,751	194	0.47%	119,087	125	0.43%
Time deposits	242,114	573	0.96%	225,860	604	1.08%
Total interest-bearing deposits	780,527	1,051	0.55%	692,311	987	0.58%
Federal funds purchased and repurchase
agreements	11,735	18	0.62%	3,218	5	0.63%
Short-term borrowings	82,435	42	0.21%	72,985	35	0.19%
Trust preferred debt	10,310	80	3.15%	10,310	88	3.46%
Total interest-bearing liabilities	885,007	1,191	0.55%	778,824	1,115	0.58%
Noninterest-bearing liabilities
Demand deposits	161,643			129,514
Other liabilities	6,754			4,854
Total liabilities	1,053,404			913,192
Shareholders' equity	131,342			135,856
Total liabilities and shareholders' equity	$ 1,184,746			$ 1,049,048

Net interest income (2)		$ 10,689			$ 9,354

Interest rate spread (2)(4)			3.89%			3.82%
Interest expense as a percent of
average earning assets			0.45%			0.47%
Net interest margin (2)(5)			4.00%			3.93%

Notes:
(1) Yields are annualized and based on average daily balances.
(2) Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 34%, with a
$115 adjustment for 2015 and a $93 adjustment in 2014.
(3) Nonaccrual loans have been included in the computations of average loan balances.
(4) Interest rate spread is the average yield on earning assets, calculated on a fully taxable basis, less the average rate incurred on interest-bearing liabilities.
(5) Net interest margin is the net interest income, calculated on a fully taxable basis, expressed as a percentage of average earning assets.

Interest Income and Expense

Net interest income

Net interest income in the first quarter of 2015 increased $1.3 million, or 14.2%, when compared to the first quarter of 2014. The Company's net interest margin increased to 4.00% for the three months ended March 31, 2015, representing a 7 basis point increase over the Company's net interest margin for the three months ended March 31, 2014. The most significant factors impacting net interest income during these periods were as follows:

Positive Impacts:

  Average loan balances increased primarily due to the acquisition of VCB; and
  Average rates paid on total interest-bearing deposits decreased for the three months ended March 31, 2015. However, higher average interest-bearing deposit balances during the first quarter of 2015 over the comparable 2014 period due to interest-bearing deposits added from the VCB acquisition offset the favorable impacts of the lower rates paid on interest-bearing deposits and drove a slight increase in interest expense attributable to the Company's deposit portfolio.

Negative Impacts:

  Decreasing yields on the Company's loan portfolio; and
  Decreases in the average balances of and average rates earned on total investment securities for the three months ended March 31, 2015.

Total interest income

Total interest income increased 13.4% for the three months ended March 31, 2015, as compared to the same period in 2014. The increase in total interest income during the three months ended March 31, 2015 was primarily driven by an increase in average loan balances and partially offset by a decrease in average investment securities balances and declines in loan and investment securities yields.

Loans

Average loan balances increased for the three month period ended March 31, 2015, as compared to the same period in 2014, due primarily to the acquisition of VCB loans totaling $101.5 million, net of credit and liquidity marks, the purchase of $27.2 million in performing one-to-four family residential mortgage loans in the first quarter of 2014, the opening of a new loan production office in Chesterfield County, Virginia in the second quarter of 2014 and the origination of a line of credit to fund loan originations through Southern Trust Mortgage, LLC (balance of $12.4 million as of March 31, 2015) in the second quarter of 2014. These additions to the Company's loan portfolio were partially offset by weak loan demand in the Company's markets as a result of the continuing challenging economic conditions, such that the Company's average loan balances increased $138.9 million for the three months ended March 31, 2015, as compared to average loan balances for the same period in 2014. In addition, due to the continuing low interest rate environment and competitive pressures, loans were originated during the first quarter of 2015 at much lower yields than seasoned loans in the Company's loan portfolio, which has contributed significantly to average yields on the loan portfolio declining 5 basis points for the three months ended March 31, 2015, as compared to the same period in 2014. Total average loans were 75.4% of total average interest-earning assets for the three months ended March 31, 2015, compared to 70.3% for the three months ended March 31, 2014.

Investment securities

Average investment securities balances declined 6.8% for the three month period ended March 31, 2015, as compared to the same period in 2014. This decline was the result of the Company moving towards its long term target of the investment securities portfolio comprising 20% of the Company's total assets, the lack of investment opportunities with acceptable risk-adjusted rates of return and liquidity needs to support our operations and strategic initiatives. The yields on investment securities decreased 16 basis points for the three months ended March 31, 2015, as compared to the same period in 2014, driven by lower interest rates over the comparable period and sales/calls of higher yielding municipal securities since the first quarter of 2014.

Interest-bearing deposits

Average total interest-bearing deposit balances increased for the three month period ended March 31, 2015, as compared to the same period in 2014, primarily due to the acquisition of VCB's interest-bearing deposit liabilities, which totaled $85.6 million.

Borrowings

Average total borrowings increased for the three month period ended March 31, 2015, as compared to the same period in 2014, primarily due to short-term FHLB advances assumed in the VCB acquisition ($8.7 million) and increased repurchase agreement balances related to a significant customer deposit relationship.

Noninterest Income

The following table depicts the components of noninterest income for the three months ended March 31, 2015 and 2014:

	Three Months Ended March 31,
(dollars in thousands)	2015	2014	Change $	Change %
Service charges and fees on deposit accounts	$ 663	$ 822	$ (159)	-19.3%
Debit/credit card fees	363	309	54	17.5%
Gain on sale of available for sale securities, net	25	380	(355)	-93.4%
Gain on sale of bank premises and equipment	3	5	(2)	-40.0%
Other operating income	465	376	89	23.7%
Total noninterest income	$ 1,519	$ 1,892	$ (373)	-19.7%

Key changes in the components of noninterest income for the three months ended March 31, 2015, as compared to the same period in 2014, are discussed below:

  Service charges and fees on deposit accounts declined due to decreases in service charge and overdraft fees on checking accounts;
  Debit/credit card fees increased primarily due to an increase in debit card fees driven by the acquisition of VCB and a higher utilization rate of debit cards by our customer base;
  Gain on sale of available for sale securities, net decreased as the Company recognized gains during the first quarter of 2014 primarily due to the sale of a portion of its previously impaired agency preferred securities (FNMA & FHLMC), and the Company did not generate comparable gains during 2015; and
  Other operating income increased primarily due to higher earnings from the Bank's subsidiaries, its investment in Bankers Insurance, LLC and bank owned life insurance policies, partially offset by higher losses from the Bank's investments in Housing Equity Funds.  Additionally, other operating income includes earnings from the Bank's investments in Southern Trust Mortgage, LLC (acquired 4.9% ownership on May 15, 2014) and Bankers Title, LLC (acquired 6.0% ownership on October 1, 2014).

Noninterest Expense

The following table depicts the components of noninterest expense for the three months ended March 31, 2015 and 2014:

	Three Months Ended March 31,
(dollars in thousands)	2015	2014	Change $	Change %
Salaries and employee benefits	$ 5,590	$ 4,586	$ 1,004	21.9%
Occupancy and equipment expenses	1,521	1,319	202	15.3%
FDIC expense	172	332	(160)	-48.2%
Collection, repossession and other real estate owned	89	67	22	32.8%
Loss (gain) on sale of other real estate owned	32	(13)	45	346.2%
Impairment losses on other real estate owned	5	5	-	0.0%
Other operating expenses	2,558	1,882	676	35.9%
Total noninterest expenses	$ 9,967	$ 8,178	$ 1,789	21.9%

Key changes in the components of noninterest expense for the three months ended March 31, 2015, as compared to the same period in 2014, are discussed below:

  Salaries and employee benefits increased due to annual merit salary increases, increased restricted stock compensation expense, increased bonuses, commissions and other incentive compensation, higher group term insurance costs and valuation adjustments related to pension plan liabilities, partially offset by an increase in deferred compensation on loan originations and reduced expense related to paid time off accrual adjustments.  Additionally, the Bank incurred higher personnel costs associated with increased staff levels and support positions associated with the addition of three branches through the acquisition of VCB;
  Occupancy and equipment expenses increased primarily due to depreciation expense associated with certain acquired VCB assets and increased rent and real estate tax expenses related to the acquired VCB branch locations;
  FDIC insurance expense decreased due to lower base assessment rates resulting from the improvement in the Bank's overall composite rating in connection with the termination of the MOU in March 2014, and corresponding decreases in FDIC insurance assessment rates;
  Collection, repossession and other real estate owned expenses increased due to increases in carrying balances of and costs associated with other real estate owned and classified assets;
  Loss (gain) on the sale of other real estate owned increased primarily due to the resolution and disposition of a distressed property that was sold during the first quarter of 2015; and
  Other operating expenses increased primarily due to elevated costs associated with outsourcing of the Bank's core information technology processing and increased marketing and advertising expenses.  Marketing and advertising expenses were higher due to the timing of campaigns and costs associated with the acquisition of VCB. Other operating expenses also increased due to higher franchise taxes, postage, dues and subscriptions, consultant fees, legal expenses and core deposit intangible amortization expense.

Balance Sheet and Asset Quality

Balance Sheet

Key balance sheet components as of March 31, 2015 and December 31, 2014 are as follows:

	March 31,	December 31,
(dollars in thousands)	2015	2014	Change $	Change %
Total assets	$ 1,194,158	$ 1,181,972	$ 12,186	1.0%
Securities available for sale, at fair value	225,797	214,011	11,786	5.5%
Securities held to maturity, at carrying value	31,495	32,163	(668)	-2.1%
Total loans	816,207	820,569	(4,362)	-0.5%
Total deposits	958,157	939,254	18,903	2.0%
Total borrowings	97,722	102,013	(4,291)	-4.2%
Total shareholders' equity	131,958	134,274	(2,316)	-1.7%

Key balance sheet components as of March 31, 2015 and 2014 are as follows:

	March 31,	March 31,
(dollars in thousands)	2015	2014	Change $	Change %
Total assets	$ 1,194,158	$ 1,057,471	$ 136,687	12.9%
Securities available for sale, at fair value	225,797	235,057	(9,260)	-3.9%
Securities held to maturity, at carrying value	31,495	34,780	(3,285)	-9.4%
Total loans	816,207	682,952	133,255	19.5%
Total deposits	958,157	826,934	131,223	15.9%
Total borrowings	97,722	88,610	9,112	10.3%
Total shareholders' equity	131,958	137,374	(5,416)	-3.9%

Asset Quality

The asset quality measures depicted below continue to reflect the Company's efforts to prudently charge-off loans as losses are identified and maintain an appropriate allowance for potential future loan losses.

The following table depicts the net charge-off activity for the three months ended March 31, 2015 and 2014.

	Three months ended March 31,
(dollars in thousands)	2015	2014
Net charge-offs	$ 363	$ 111
Net charge-offs to average loans	0.18%	0.07%

The following table depicts the level of the allowance for loan losses as of the dates presented.

	March 31,	December 31,	March 31,
(dollars in thousands)	2015	2014	2014
Allowance for loan losses	$ 12,658	$ 13,021	$ 14,906
Allowance for loan losses to period end loans	1.55%	1.59%	2.18%
Allowance for loan losses to nonaccrual loans	159.41%	196.63%	180.42%
Allowance for loan losses to nonperforming loans	154.75%	195.07%	180.42%

The following table depicts the level of nonperforming assets as of the dates presented.

	March 31,	December 31,	March 31,
(dollars in thousands)	2015	2014	2014
Nonaccrual loans	$ 7,940	$ 6,622	$ 8,262
Loans past due 90 days and accruing interest	240	53	-
Total nonperforming loans	$ 8,180	$ 6,675	$ 8,262
Other real estate owned ("OREO")	1,755	1,838	557
Total nonperforming assets	$ 9,935	$ 8,513	$ 8,819

Nonperforming assets to total loans and OREO	1.21%	1.04%	1.29%

The following tables present the change in the balances of OREO and nonaccrual loans for the three months ended March 31, 2015.

OREO:		Nonaccrual Loans:

(dollars in thousands)		(dollars in thousands)
Balance at December 31, 2014	$ 1,838	Balance at December 31, 2014	$ 6,622
Transfers from loans	384	Loans returned to accrual status	(676)
Capitalized costs	1	Net principal curtailments	(884)
Sales proceeds	(431)	Charge-offs	(131)
Impairment losses on valuation adjustments	(5)	Loan collateral moved to OREO	(384)
Loss on disposition	(32)	Loans placed on nonaccrual during period	3,393
Balance at March 31, 2015	$ 1,755	Balance at March 31, 2015	$ 7,940

In general, the modification or restructuring of a loan constitutes a troubled debt restructuring ("TDR") when we grant a concession to a borrower experiencing financial difficulty. The following table depicts the balances of TDRs as of the dates presented.

	March 31,	December 31,	March 31,
(dollars in thousands)	2015	2014	2014
Performing TDRs	$ 14,881	$ 15,223	$ 17,440
Nonperforming TDRs*	3,685	3,438	2,560
Total TDRs	$ 18,566	$ 18,661	$ 20,000

* Included in nonaccrual loans.

Forward Looking Statements

Certain statements contained in this release that are not historical facts may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, certain statements may be contained in the Company's future filings with the Securities and Exchange Commission (the "SEC"), in press releases, and in oral and written statements made by or with the approval of the Company that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of the Company or its management or Board of Directors, including those relating to products or services, the performance or disposition of portions of the Company's asset portfolio, future changes to the Bank's branch network, the payment of dividends, and the ability to realize deferred tax assets; (iii) statements of future financial performance and economic conditions; (iv) statements regarding the adequacy of the allowance for loan losses; (v) statements regarding the effect of future sales of investment securities or foreclosed properties; (vi) statements regarding the Company's liquidity; (vii) statements of management's expectations regarding future trends in interest rates, real estate values, and economic conditions generally and in the Company's markets; (viii) statements regarding future asset quality, including expected levels of charge-offs; (ix) statements regarding potential changes to laws, regulations or administrative guidance; (x) statements regarding strategic initiatives of the Company or the Bank and the results of these initiatives, including the Company's integration of VCB and transactions to redeem or refinance the Company's Series A Preferred Stock; and (xi) statements of assumptions underlying such statements. Words such as "believes," "anticipates," "expects," "intends," "targeted," "continue," "remain," "will," "should," "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

  factors that adversely affect the Company's and the Bank's strategic and business initiatives, including the Company's integration of VCB and other factors that could impact the business of the combined organization, including, without limitation, changes in the economic or business conditions in the Company's markets;
  the Company's ability and efforts to assess, manage and improve its asset quality;
  the strength of the economy in the Company's target market area, as well as general economic, market, political, or business factors;
  changes in the quality or composition of the Company's loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers or issuers, or concentrations in segments of the loan portfolio or declines in real estate values in the Company's markets;
  the effects of the Company's adjustments to the composition of its investment portfolio;
  the strength of the Company's counterparties;
  an insufficient allowance for loan losses;
  the Company's ability to meet the capital requirements of its regulatory agencies;
  changes in laws, regulations and the policies of federal or state regulators and agencies, the implementation of the Basel III capital framework and for calculating risk-weighted assets, and compliance with laws and regulations to which the Company is subject;
  adverse reactions in financial markets related to the budget deficit of the United States government;
  changes in the interest rates affecting the Company's deposits and loans;
  the loss of any of the Company's key employees;
  failure, interruption or breach of any of the Company's communication or information systems, including those provided by external vendors;
  changes in the Company's competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and the Company's ability to compete effectively against other financial institutions in its banking markets;
  the Company's potential growth, including its entrance or expansion into new markets, the opportunities that may be presented to and pursued by it and the need for sufficient capital to support that growth;
  changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;
  the Company's ability to maintain internal control over financial reporting;
  the Company's ability to realize its deferred tax assets, including in the event the Company experiences an ownership change as defined by section 382 of the code;
  the Company's ability to raise capital as needed by its business;
  the Company's reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, and federal funds lines of credit from correspondent banks to meet its liquidity needs; and
  other circumstances, many of which are beyond the Company's control.

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions and projections within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance, actions or achievements of the Company will not differ materially from any future results, performance, actions or achievements expressed or implied by such forward-looking statements. Readers should not place undue reliance on such statements, which speak only as of the date of this report. The Company does not undertake any steps to update any forward-looking statement that may be made from time to time by it or on its behalf. For additional information on risk factors that could affect the Company's forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2014 and other reports filed with the SEC.

Selected Financial Information
(dollars in thousands, except per share data)	Three months ended March 31,
Statements of Income	2015	2014
Interest and dividend income	$ 11,765	$ 10,376
Interest expense	1,191	1,115
Net interest income	10,574	9,261
Provision for loan losses	-	250
Net interest income after provision for loan losses	10,574	9,011

Service charges and fees on deposit accounts	663	822
Other operating income	465	376
Debit/credit card fees	363	309
Gain on sale of available for sale securities, net	25	380
Gain on sale of bank premises and equipment	3	5
Noninterest income	1,519	1,892

Salaries and employee benefits	5,590	4,586
Occupancy and equipment expenses	1,521	1,319
FDIC expense	172	332
Collection, repossession and other real estate owned	89	67
Loss (gain) on sale of other real estate owned	32	(13)
Impairment losses on other real estate owned	5	5
Other operating expenses	2,558	1,882
Noninterest expenses	9,967	8,178

Income before income taxes	2,126	2,725
Income tax expense	517	729
Net income	$ 1,609	$ 1,996
Less: Effective dividend on preferred stock	220	518
Net income available to common shareholders	$ 1,389	$ 1,478
Income per common share: basic	$ 0.11	$ 0.12
diluted	$ 0.08	$ 0.09
Selected Ratios
Return on average assets	0.48%	0.57%
Return on average common shareholders' equity	5.63%	6.64%
Net interest margin (tax equivalent basis)	4.00%	3.93%
Period End Balances
Investment securities	$ 264,707	$ 276,898
Loans, net of unearned income	816,207	682,952
Total assets	1,194,158	1,057,471
Total deposits	958,157	826,934
Total borrowings	97,722	88,610
Total shareholders' equity	131,958	137,374
Book value per common share	7.87	7.79
Average Balances
Investment securities	$ 259,672	$ 278,594
Loans, net of unearned income	817,046	678,110
Total earning assets	1,083,961	964,339
Total assets	1,184,746	1,049,048
Total deposits	942,170	821,825
Total borrowings	104,480	86,513
Total shareholders' equity	131,342	135,856
Asset Quality at Period End
Allowance for loan losses	$ 12,658	$ 14,906
Nonperforming assets	9,935	8,819
Net charge-offs	363	111
Net charge-offs to average loans	0.18%	0.07%
Allowance for loan losses to period end loans	1.55%	2.18%
Allowance for loan losses to nonaccrual loans	159.41%	180.42%
Allowance for loan losses to nonperforming loans	154.75%	180.42%
Nonperforming assets to total assets	0.83%	0.83%
Nonperforming assets to total loans and other real estate owned	1.21%	1.29%
Other Information
Number of shares outstanding - period end	13,023,550	11,862,367
Average shares outstanding - basic	12,985,429	11,862,367
Average shares outstanding - diluted	18,225,621	17,102,559

Contact: Adam Sothen
Chief Financial Officer
Voice: (804) 443-8404
Fax: (804) 445-1047